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                      October 26, 2021

       Sung Lee
       Chief Financial Officer
       MorphoSys AG
       Semmelweisstrasse 7
       82152 Planegg, Germany

                                                        Re: MorphoSys AG
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 15,
2021
                                                            File No. 001-38455

       Dear Mr. Lee:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences